Exhibit 24
POWER OF ATTORNEY
Each person whose signature appears below does hereby constitute and appoint, Donald M. Jenkins, Karen M. Hardwick, Douglas I. Bonawitz, and Gunnar J. Gode, or any of them singly, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person’s behalf, and in any and all capacities, the Annual Report on Form 10-K for the year ended December 31, 2019, of Washington Gas Light Company and any and all amendments thereto, under the Securities Exchange Act of 1934, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Randall L. Crawford	Director	February 20, 2020
(Randall L. Crawford)

/s/ James W. Dyke, Jr.	Director	February 20, 2020
(James W. Dyke, Jr.)

/s/ Linda R. Gooden	Director	February 20, 2020
(Linda R. Gooden)

/s/ M. Elise Hyland	Director	February 20, 2020
(M. Elise Hyland)

/s/ Dale S. Rosenthal	Director	February 20, 2020
(Dale S. Rosenthal)

/s/ Deborah S. Stein	Director	February 20, 2020
(Deborah S. Stein)